Exhibit 99.1

LQR House Announces $6.52 Million Registered Direct Offering

MIAMI BEACH, FLORIDA / ACCESS Newswire / December 18, 2025 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:YHC), a niche ecommerce platform specializing in the spirits and beverage industry, today announced that it has entered into securities purchase agreements with new and existing investors and certain directors and officers of the Company, for the purchase and sale of 7,249,972 shares of common stock at a purchase price of $0.90 per share, pursuant to a registered direct offering, resulting in gross proceeds of approximately $6.52 million, before deducting placement agent commissions and other offering expenses. The closing of the offering is expected to occur on or about December 19, 2025, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds for the repayment of certain amounts owed in connection with existing settlement obligations, related litigation fees and expenses, with any remaining balance of the next proceeds for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-282118) which became effective on September 20, 2024. The offering is made only by means of a prospectus which is part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s website located at http://www.sec.gov. Additionally, when available, electronic copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of around 460 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements:

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other reports and documents that the Company files from time to time with the SEC. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com

SOURCE: LQR House